Exhibit 99.1

Press Release	For Immediate Release
Date: November 4, 2020

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2020 RESULTS

GLEN BURNIE, MD (November 4, 2020) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today a net income of $949,000, or $0.33 per basic and diluted common share for the three-month period ended September 30, 2020, as compared to net income of $606,000, or $0.21 per basic and diluted common share for the three-month period ended September 30, 2019.

Bancorp reported net income of $1,123,000, or $0.40 per basic and diluted common share for the nine-month period ended September 30, 2020, compared to $1,060,000, or $0.38 per basic and diluted common share for the same period in 2019. At September 30, 2020, Bancorp had total assets of $430.9 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 113th consecutive quarterly dividend on November 2, 2020.

“The third quarter of 2020 continued to be significantly impacted by the COVID-19 pandemic. Much of our activity continued to focus on addressing the issues caused by the pandemic. Our priority was keeping our staff and clients safe and helping our clients navigate this crisis through loan deferrals and U.S. Small Business Association’s Payroll Protection Program (“SBA PPP”) loans. We are proud of the effort put forth by our employees, Board of Directors and our leadership team to serve the needs of our customers and the local community during these difficult times. While massive federal stimulus aided the economic recovery, future economic outcomes are likely dependent on the path of the virus,” said John D. Long, President and Chief Executive Officer.

"Our year-over-year earnings per share for the first nine-months of 2020 was $0.02 higher than during the same period in 2019, reflecting our focus on expense reduction as we work to drive efficiencies throughout the Bank and improve our profitability. Looking forward, we continue to seek opportunities to further reduce our cost structure as we work to achieve an efficiency ratio more in-line with our peers. An interest rate environment rivaling that of the Great Recession continued to negatively impact our margins, and therefore our profits for the third quarter. The decrease in yields and cost of funds reflect the impact of a target federal funds rate near zero and a flat yield curve. However, we are encouraged by the robust deposit growth experienced this year. The negative impact of a low interest rate environment on loan originations combined with our outstanding credit quality, disciplined loan pricing and a beneficial balance sheet structure, allowed us to reduce the provision for loan losses by $530,000 for the three-month period ended September 30, 2020 as compared to the same period last year. We remain well capitalized and continue to reward our shareholders, having paid quarterly cash dividends for 113 consecutive quarters.”

In closing, Mr. Long added, “As we look ahead to the remainder of 2020, downside risks remain from the economic uncertainty and the significant pressure from the low interest rates. Despite this, our underlying business remains strong, benefiting from our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity and loan diversification. We are closely monitoring the rapid developments regarding the pandemic and remain confident in our long-term strategic vision. I remain proud of our employees and their ability to continue to adapt and deliver outstanding customer service during this challenging time. Headquartered in the dynamic Northern Anne Arundel County market, we believe our Bank is well positioned with excellent asset quality and capital levels, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the First Nine Months of 2020

Total interest income declined $0.7 million to $10.2 million for the nine-month period ending September 30, 2020, compared to the same period in 2019. This was driven by a decrease in interest income on loans consistent with declines in the average balance and yields of this portfolio, and lower interest earned on overnight funds, mainly attributable to lower market rates. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company maintained significantly higher levels of excess balance sheet liquidity during the first nine-months of 2020 as compared to the same period in 2019. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 12.66% at September 30, 2020, as compared to 13.18% for the same period of 2019.

Return on average assets for the three-month period ended September 30, 2020 was 0.92%, as compared to 0.63% for the three-month period ended September 30, 2019. Return on average equity for the three-month period ended September 30, 2020 was 10.18%, as compared to 6.77% for the three-month period ended September 30, 2019. The lower provision for credit losses and noninterest expenses, offset by lower revenue, primarily drove the higher returns.

The book value per share of Bancorp’s common stock was $12.86 at September 30, 2020, as compared to $12.52 per share at September 30, 2019.

At September 30, 2020, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.10% at September 30, 2020, as compared to 12.36% at September 30, 2019. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $430.9 million at September 30, 2020, an increase of $47.5 million or 12.39%, from $383.4 million at September 30, 2019. Investment securities were $114.5 million at September 30, 2020, an increase of $49.7 million or 76.70%, from $64.8 million at September 30, 2019. Loans, net of deferred fees and costs, were $274.1 million at September 30, 2020, a decrease of $9.8 million or 3.45%, from $283.9 million at September 30, 2019. Net loans during the first nine-months of 2020 include loans funded under the SBA PPP. These PPP loans directly benefitted the businesses and employees in our local communities. The Company funded 133 PPP loans totaling approximately $17.4 million in the second quarter of 2020. Unearned fees net of origination costs totaled $600,000 and are being accreted based on the estimated life of the loans. The SBA began forgiving PPP loans in October 2020 at which point recognition of fee income was accelerated.

Total deposits were $343.9 million at September 30, 2020, an increase of $18.6 million or 5.72%, from $325.3 million at September 30, 2019. Noninterest-bearing deposits were $129.7 million at September 30, 2020, an increase of $18.2 million or 16.32%, from $111.5 million at September 30, 2019. The increase was due to new deposit accounts for PPP loans and core deposit growth. Interest-bearing deposits were $214.2 million at September 30, 2020, an increase of $0.4 million or 0.19%, from $213.8 million at September 30, 2019. Total borrowings were $47.4 million at September 30, 2020, an increase of $27.4 million or 137.00%, from $20.0 million at September 30, 2019. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. At September 30, 2020, the Company borrowed $17.4 million under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

Stockholders’ equity was $36.5 million at September 30, 2020, an increase of $1.1 million or 3.11%, from $35.4 million at September 30, 2019. The increase in accumulated other comprehensive gain associated with net unrealized losses on the available for sale bond portfolio and increase in retained earnings and stock issuances under the dividend reinvestment program, offset by an increase in unrealized losses on interest rate swap contracts drove the overall increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 1.32% of total assets at September 30, 2020, as compared to 1.34% for the same period of 2019. The increase in total asset balance and nonaccrual loans, offset by lower troubled debt restructurings drove the 0.02% decrease in nonperforming assets as percentage of total assets from September 30, 2019 to September 30, 2020.

Review of Financial Results

For the three-month periods ended September 30, 2020 and 2019

Net income for the three-month period ended September 30, 2020 was $949,000, as compared to net income of $606,000 for the three-month period ended September 30, 2019, an increase of $343,000 or 56.60%.

Net interest income for the three-month period ended September 30, 2020 totaled $3.0 million, a decrease of $148,000 from the three-month period ended September 30, 2019 due to lower interest income of $241,000, coupled with lower interest expense of $93,000. The decrease in net interest income was due primarily to declining loan balances and the impact of the low rate environment on cash held in interest-bearing deposits in other financial institutions, offset by reductions in the costs of interest-bearing deposits and higher average security balances. Loans, net of deferred fees and costs, including $17.4 million of PPP loans, decreased by $9.8 million or 3.45% to $274.1 million as of September 30, 2020, as compared to $283.9 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the three-month period ended September 30, 2020 was 3.05%, as compared to 3.43% for the same period of 2019. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $27.1 million while the yield decreased 0.51% from 3.92% to 3.41%, when comparing the three-month periods ending September 30, 2019 and 2020. The average balance on interest-bearing funds increased $4.8 million and the cost of funds decreased 0.14%, when comparing the three-month periods ending September 30, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposits. As these time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking, savings and money market accounts.

The average balance of interest-bearing deposits in other financial institutions and investment securities increased $34.2 million from $76.6 million to $110.9 million for the third quarter of 2020, as compared to the same period of 2019 while the yield decreased from 2.14% to 1.53% during that same time period. Much of the decrease in yields for the three-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period. Average loan balances decreased $7.1 million to $279.8 million for the three-month period ended September 30, 2020, as compared to $286.9 million for the same period of 2019 while the yield decreased from 4.39% to 4.16% during that same time period.

The provision for loan losses for the three-month period ended September 30, 2020 was negative $669,000, as compared to a negative $139,000 for the same period of 2019. Our loan loss provisioning methodology is significantly tied to projected unemployment rates which were lowered during the third quarter of 2020. The decrease for the three-month period ended September 30, 2020 as compared to the same period in 2019 was driven by decreases in qualitative factors driven by macro-economic conditions, a decrease in the size of the loan portfolio, and the overall credit-quality of the loan portfolio. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program. The Company continues to gather the latest information available to perform and update its loan loss reserve analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the loan loss reserve analysis. The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. As a result, the allowance for loan losses was $1.66 million at September 30, 2020, representing 0.61% of total loans, as compared to $2.31 million, or 0.81% of total loans at September 30, 2019.

Noninterest income for the three-month period ended September 30, 2020 was $260,000, as compared to $391,000 for the three-month period ended September 30, 2019, a decrease of $131,000 or 33.50%. The decrease primarily resulted from lower ATM interchange fees associated with the cancellation of the Renaissance Festival due to COVID-19.

For the three-month period ended September 30, 2020, noninterest expense was $2.69 million, as compared to $2.86 million for the three-month period ended September 30, 2019, a decrease of $170,000 or 5.94%. The primary contributors to the $170,000 decrease, when compared to the three-month period ended September 30, 2019 were decreases in salary and employee benefits costs, legal, accounting and other professional fees, occupancy and equipment expenses including investments in technology and infrastructure improvements and other expenses, offset by increases in data processing and item processing services.

For the nine-month periods ended September 30, 2020 and 2019

Net income for the nine-month period ended September 30, 2020 was $1,123,000, as compared to net income of $1,060,000 for the nine-month period ended September 30, 2019, an increase of $63,000 or 5.94%.

Net interest income for the nine-month period ended September 30, 2020 totaled $9.0 million, a decrease of $400,000 from $9.4 million for nine-month period ended September 30, 2019 due to lower interest income of $700,000, coupled with lower interest expense of $300,000. The decrease in yields and cost of funds for the nine-month period ended September 30, 2020 compared to the same period in 2019 is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020 with the March 15th movement lowering the federal funds rate 150-basis points and the targeted range to 0% - 0.25%. The decrease in net interest income was due primarily to declining loan balances and the impact of the low rate environment on cash held in interest-bearing deposits in other financial institutions, offset by reductions in the costs of interest-bearing deposits and higher average security balances. Loans, net of deferred fees and costs, including $17.4 million of PPP loans funded in the second quarter of 2020, decreased by $9.8 million or 3.45% to $274.1 million as of September 30, 2020, as compared to $283.9 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the nine-month period ended September 30, 2020 was 3.17%, as compared to 3.38% for the same period of 2019. Lower average yields and higher average balances on interest-earning assets combined with lower average interest-bearing funds and cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $6.4 million while the yield decreased 0.32% from 3.91% to 3.59%, when comparing the nine-month periods ending September 30, 2019 and 2020. The average balance on interest-bearing funds decreased $9.9 million and the cost of funds decreased 0.11%, when comparing the nine-month periods ending September 30, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposit balances and FHLB advances. As time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking, savings and money market accounts.

The average balance of interest-bearing deposits in financial institutions and investment securities increased $18.6 million from $78.1 million to $96.7 million for the nine-month period ending September 30, 2020, as compared to the same period of 2019 while the yield decreased from 2.28% to 1.67% during that same time period. Much of the decrease in yields for the nine-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period.

Average loan balances decreased $12.2 million to $281.8 million for the nine-month period ended September 30, 2020, as compared to $294.0 million for the same period of 2019 while the yield decreased from 4.34% to 4.25% during that same time period. The decrease in loan yields is primarily attributable to the runoff of higher yielding loans and origination of lower yielding loans in the current low interest rate environment, rate cuts by the Federal Reserve from August 2019 through March 2020 and the origination of $17.4 million of SBA PPP loans with rates of 1.00%.

The provision for loan losses for the nine-month period ended September 30, 2020 was negative $263,000, as compared to $65,000 for the same period of 2019. The decrease for the nine-month period ended September 30, 2020 as compared to the same period in 2019 was driven by decreases in qualitative factors driven macro-economic conditions, a decrease in the size of the loan portfolio, and the overall credit-quality of the loan portfolio. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the nine-month period ended September 30, 2020 was $743,000, as compared to $955,000 for the nine-month period ended September 30, 2019, a decrease of $212,000 or 22.20% driven by lower ATM interchange fees related to the COVID-19 related cancellation of the Renaissance Festival.

For the nine-month period ended September 30, 2020, noninterest expense was $8.54 million, as compared to $8.92 million for the nine-month period ended September 30, 2019, a decrease of $386,000 or 4.33%. The primary contributors to the $386,000 decrease, when compared to the nine-month period ended September 30, 2019 were decreases in salary and employee benefits costs, occupancy and equipment expenses including investments in technology and infrastructure improvements, legal, accounting and other professional fees and other expenses primarily litigation settlement costs, offset by increases in data processing and item processing services.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2020	2020	2019	2019
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,196	$2,387	$2,420	$3,678
Interest bearing deposits in other financial institutions	24,857	32,592	10,870	15,893
Total Cash and Cash Equivalents	27,053	34,979	13,290	19,571

Investment securities available for sale, at fair value	114,461	84,534	71,486	64,817
Restricted equity securities, at cost	1,624	1,199	1,437	1,225

Loans, net of deferred fees and costs	274,082	284,963	284,738	283,889
Less: Allowance for loan losses	(1,663)	(2,392)	(2,066)	(2,307)
Loans, net	272,419	282,571	282,672	281,582

Real estate acquired through foreclosure	705	705	705	705
Premises and equipment, net	3,878	3,904	3,761	3,820
Bank owned life insurance	8,141	8,101	8,023	7,982
Deferred tax assets, net	499	476	672	1,013
Accrued interest receivable	1,367	1,226	961	976
Accrued taxes receivable	-	-	1,221	982
Prepaid expenses	393	329	406	557
Other assets	382	176	308	208
Total Assets	$430,922	$418,200	$384,942	$383,438

LIABILITIES
Noninterest-bearing deposits	$129,745	$127,621	$107,158	$111,453
Interest-bearing deposits	214,195	214,316	214,282	213,813
Total Deposits	343,940	341,937	321,440	325,266

Short-term borrowings	37,367	37,367	25,000	20,000
Long-term borrowings	10,000	-	-	-
Defined pension liability	282	294	317	311
Accrued expenses and other liabilities	2,828	2,735	2,505	2,493
Total Liabilities	394,417	382,333	349,262	348,070

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,838,357, 2,834,325, 2,827,473, and 2,824,412 shares as of September 30, 2020, June 30, 2020, December 31, 2019, and September 30, 2019, respectively.	2,839	2,834	2,827	2,824
Additional paid-in capital	10,610	10,582	10,525	10,495
Retained earnings	22,810	22,145	22,537	22,280
Accumulated other comprehensive gain (loss)	246	306	(209)	(231)
Total Stockholders' Equity	36,505	35,867	35,680	35,368
Total Liabilities and Stockholders' Equity	$430,922	$418,200	$384,942	$383,438

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest income
Interest and fees on loans	$2,924	$3,176	$8,974	$9,543
Interest and dividends on securities	404	326	1,103	1,061
Interest on deposits with banks and federal funds sold	21	88	107	270
Total Interest Income	3,349	3,590	10,184	10,874

Interest expense
Interest on deposits	237	336	851	1,001
Interest on short-term borrowings	110	110	345	465
Interest on long-term borrowings	6	-	6	-
Total Interest Expense	353	446	1,202	1,466

Net Interest Income	2,996	3,144	8,982	9,408
Provision for loan losses	(669)	(139)	(263)	65
Net interest income after provision for loan losses	3,665	3,283	9,245	9,343

Noninterest income
Service charges on deposit accounts	37	62	132	187
Other fees and commissions	179	287	489	643
Gain on securities sold	4	-	4	3
Income on life insurance	40	42	118	122
Total Noninterest Income	260	391	743	955

Noninterest expenses
Salary and employee benefits	1,595	1,685	4,897	5,140
Occupancy and equipment expenses	283	340	909	1,040
Legal, accounting and other professional fees	233	259	737	794
Data processing and item processing services	234	109	651	328
FDIC insurance costs	41	-	141	116
Advertising and marketing related expenses	22	27	65	79
Loan collection costs	5	22	92	62
Telephone costs	56	62	146	183
Other expenses	224	352	901	1,181
Total Noninterest Expenses	2,693	2,856	8,539	8,923

Income before income taxes	1,232	818	1,449	1,375
Income tax (benefit) expense	283	212	326	315

Net income	$949	$606	$1,123	$1,060

Basic and diluted net income per common share	$0.33	$0.21	$0.40	$0.38

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2020 and 2019 (unaudited)

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	1,060	-	1,060
Cash dividends, $0.30 per share	-	-	(846)	-	(846)
Dividends reinvested under
dividend reinvestment plan	10	94	-	-	104
Other comprehensive income	-	-	-	999	999
Balance, September 30, 2019	$2,824	$10,495	$22,280	$(231)	$35,368

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	1,123	-	1,123
Cash dividends, $0.30 per share	-	-	(850)	-	(850)
Dividends reinvested under
dividend reinvestment plan	12	85	-	-	97
Other comprehensive income	-	-	-	455	455
Balance, September 30, 2020	$2,839	$10,610	$22,810	$246	$36,505

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,993	12.10%	$13,391	4.50%	$19,343	6.50%
Total Risk-Based Capital	$37,685	12.66%	$23,807	8.00%	$29,758	10.00%
Tier 1 Risk-Based Capital	$35,993	12.10%	$17,855	6.00%	$23,807	8.00%
Tier 1 Leverage	$35,993	9.23%	$15,600	4.00%	$19,500	5.00%

As of June 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,386	12.10%	$13,157	4.50%	$19,004	6.50%
Total Risk-Based Capital	$37,875	12.95%	$23,389	8.00%	$29,237	10.00%
Tier 1 Risk-Based Capital	$35,386	12.10%	$17,542	6.00%	$23,389	8.00%
Tier 1 Leverage	$35,386	9.32%	$15,180	4.00%	$18,975	5.00%

As of December 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,693	12.47%	$12,878	4.50%	$18,602	6.50%
Total Risk-Based Capital	$37,797	13.21%	$22,895	8.00%	$28,619	10.00%
Tier 1 Risk-Based Capital	$35,693	12.47%	$17,171	6.00%	$22,895	8.00%
Tier 1 Leverage	$35,693	9.26%	$15,414	4.00%	$19,268	5.00%

As of September 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,216	12.36%	$12,822	4.50%	$18,520	6.50%
Total Risk-Based Capital	$37,561	13.18%	$22,794	8.00%	$28,493	10.00%
Tier 1 Risk-Based Capital	$35,216	12.36%	$17,096	6.00%	$22,794	8.00%
Tier 1 Leverage	$35,216	9.26%	$15,215	4.00%	$19,019	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2020	2020	2019	2020	2019	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Financial Data
Assets	$430,922	$418,200	$383,438	$430,922	$383,438	$383,721
Investment securities	114,461	84,534	64,817	114,461	64,817	71,486
Loans, (net of deferred fees & costs)	274,082	284,963	283,889	274,082	283,889	284,738
Allowance for loan losses	1,663	2,392	2,307	1,663	2,307	2,066
Deposits	343,940	341,937	325,266	343,940	325,266	321,440
Borrowings	47,367	37,367	20,000	47,367	20,000	25,000
Stockholders' equity	36,505	35,867	35,368	36,505	35,368	35,680
Net income (loss)	949	(96)	606	1,123	1,060	1,599

Average Balances
Assets	$408,450	$396,633	$380,853	$396,258	$387,885	$387,315
Investment securities	96,635	69,729	61,456	79,048	64,338	65,315
Loans, (net of deferred fees & costs)	279,817	284,169	286,944	281,773	293,958	292,075
Deposits	344,132	336,329	322,893	333,689	323,737	324,565
Borrowings	24,487	20,949	20,000	23,043	27,323	25,573
Stockholders' equity	37,089	36,763	35,489	36,919	34,938	35,104

Performance Ratios
Annualized return on average assets	0.92%	-0.10%	0.63%	0.38%	0.37%	0.41%
Annualized return on average equity	10.18%	-1.05%	6.77%	4.06%	4.06%	4.55%
Net interest margin	3.05%	3.12%	3.43%	3.17%	3.38%	3.39%
Dividend payout ratio	30%	-296%	47%	76%	80%	71%
Book value per share	$12.86	$12.65	$12.52	$12.86	$12.52	$12.62
Basic and diluted net income per share	0.33	(0.03)	0.21	0.40	0.38	0.57
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,836,998	2,832,974	2,823,271	2,833,130	2,819,952	2,821,608

Asset Quality Ratios
Allowance for loan losses to loans	0.61%	0.84%	0.81%	0.61%	0.81%	0.73%
Nonperforming loans to avg. loans	1.78%	1.39%	1.55%	1.77%	1.51%	1.42%
Allowance for loan losses to nonaccrual & 90+ past due loans	33.4%	60.4%	54.3%	33.4%	54.3%	49.8%
Net charge-offs annualize to avg. loans	0.09%	0.02%	0.02%	0.07%	0.39%	0.12%

Capital Ratios
Common Equity Tier 1 Capital	12.10%	12.10%	12.36%	12.10%	12.36%	12.47%
Tier 1 Risk-based Capital Ratio	12.10%	12.10%	12.36%	12.10%	12.36%	12.47%
Leverage Ratio	9.23%	9.32%	9.26%	9.23%	9.26%	9.26%
Total Risk-Based Capital Ratio	12.66%	12.95%	13.18%	12.66%	13.18%	13.21%